Exhibit 23.2

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A, Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 and related Prospectus of Nexentis Technologies Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated May 12, 2025, with respect to the financial statements of MitoCareX Bio Ltd. included in Nexentis Technologies Inc. Current Report on Form 8-K/A dated November 12, 2025, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
A member of EY Global

Tel Aviv, Israel
July 13, 2026